Exhibit 99.1

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND
DALLAS, May 25, 2017 -- On May 25, the Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.34 per share on the common stock of the company, representing a 6 percent increase over the prior year. The dividend will be payable June 29, 2017 to shareholders of record as of June 12, 2017.
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal third quarter ended March 29, 2017, Brinker owned, operated or franchised 1,660 restaurants under the names Chili's® Grill & Bar (1,608 restaurants) and Maggiano's Little Italy® (52 restaurants).
For further information: Joe Taylor, Investor Relations, investor.relations@brinker.com, or Aisha Fletcher, Media Relations, media.requests@brinker.com, (800) 775-7290, 6820 LBJ Freeway, Dallas, Texas 75240.